As filed with the Securities and Exchange Commission on June 2, 2026

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RedCloud Holdings plc

(Exact Name of Registrant as Specified in its Charter)

England and Wales	5990	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

50 Liverpool Street, London, EC2M 7PY, United Kingdom

+44 (0) 207 754 3735

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

Tel: (302) 738-6680

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Barry I. Grossman, Esq.

Sarah Williams, Esq.

Justin Grossman, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Phone: (212) 370-1300

Fax: (212) 370-7889

Approximate date of commencement of proposed sale to public:

As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

This Registration Statement, which is a new Registration Statement, also constitutes a Post-Effective Amendment No. 1 to Registration Statement No. 333-294358, which became effective in accordance with Section 8(a) of the Securities Act on March 26, 2026. Such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933. Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus filed as part of this Registration Statement also constitutes a Prospectus for Registration Statement No. 333-294358; the 2,729,326 ordinary shares remaining unsold from Registration Statement No. 333-294358 will be combined with the 47,270,674 ordinary shares to be registered pursuant to this Registration Statement to enable an aggregate of 50,000,000 ordinary shares to be offered pursuant to the combined Prospectus.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 2, 2026

PRELIMINARY PROSPECTUS

RedCloud Holdings plc

Up to 50,000,000 Ordinary Shares

This prospectus relates to the offer and sale, from time to time, by the selling shareholders identified in this prospectus (the “Selling Shareholders”) of up to 50,000,000 ordinary shares, par value £0.002 per share, of RedCloud Holdings plc (the “Company”), consisting of: (a) up to 25,000,000 ordinary shares that we may issue to Tumim Stone Capital LLC (“Tumim”) pursuant to an ordinary shares purchase agreement between the Company and Tumim, dated February 26, 2026 (the “Tumim Purchase Agreement”) and (b) up to 25,000,000 ordinary shares that we may issue to Amiens Technology Investments LLC (“Amiens”) pursuant to an ordinary shares purchase agreement between the Company and Amiens, dated February 26, 2026 (the “Amiens Purchase Agreement”, together with the Tumim Purchase Agreement, the “ELOC Purchase Agreements”).

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus is a combined prospectus which constitutes a post-effective amendment to, and forms a part of, Registration Statement No. 333-294358 (the “Initial Registration Statement”). The Initial Registration Statement registered the resale of up to 5,200,000 ordinary shares, of which 2,729,326 remain unsold as of the date of this combined prospectus and are included in the 50,000,000 shares that are registered for resale in this prospectus.

This registration does not mean that the Selling Shareholders will actually offer or sell any of these shares. We will not receive any proceeds from the resale of any of the ordinary shares being registered hereby sold by the Selling Shareholders. However, the ELOC Purchase Agreements provide that we may sell up to an aggregate of $30,000,000 in ordinary shares, on a pro rata basis, to Tumim and Amiens, from time to time, in our discretion after the date the registration statement that includes this prospectus is declared effective and after satisfaction of other conditions in the ELOC Purchase Agreements.

Our ordinary shares are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “RCT”. On May 29, 2026, the last reported sale price of our ordinary shares was $0.67 per share.

Following effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected from time to time in one or more transaction that may take place on Nasdaq (or such other market or quotation system on which our ordinary shares are then listed or quoted), including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by Selling Shareholders. See “Plan of Distribution” for more information about how the Selling Shareholders may sell the ordinary shares being registered pursuant to this prospectus. The Selling Shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

This prospectus describes the general manner in which ordinary shares may be offered and sold by any Selling Shareholders. When the Selling Shareholders sell ordinary shares under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to carefully read this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

We are a “foreign private issuer” and an “emerging growth company” under the U.S. federal securities laws as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as a result, have elected to comply with certain reduced public company disclosure and reporting requirements. In addition, as long as we remain an emerging growth company, we will qualify for certain limited exceptions from the Sarbanes-Oxley Act of 2002.

Investing in our ordinary shares involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this prospectus including the risks and uncertainties described under “Risk Factors” beginning on page 11 and those risk factors in the documents incorporated by reference for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated          , 2026

We have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. The information contained in this prospectus and incorporated by reference herein is accurate only as of the date on the cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part or is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus, including the information incorporated by reference herein, includes estimates, statistics and other industry data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus, including the information incorporated herein, also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

This prospectus, including the information incorporated herein, contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

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PROSPECTUS SUMMARY

This summary highlights information about our company, this offering and information contained in greater detail in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission (“SEC”) listed in the section entitled “Information Incorporated by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference into this prospectus in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “our company” and “RedCloud” refer to RedCloud Holdings plc and its consolidated subsidiaries.

Our Company

We have developed and operate the RedAI infrastructure and associated products, facilitating the trading of everyday consumer supplies of FMCG products across business supply chains in Nigeria, South Africa, Argentina, Brazil and through joint ventures in Türkiye and Saudi Arabia. We believe RedAI solves a longstanding structural inefficiency in how key purchase and sales data is shared between manufacturer brands, distributors and retailers in high-growth consumer markets. For the year ended December 31, 2025, we generated revenue of approximately $48.5 million, a 4.4% increase year-on-year, with TTV growing 31% to $3.2 billion, served across a network of over 1,017 active distributors and 68,089 active retailers.

Through the facilitation of that trade, we collect, cleanse and aggregate transactional and behavioural data at scale. Cumulative trades across RedAI reached $6.9 billion between January 2023 and December 2025, creating a proprietary data foundation that delivers market-level insights beyond what individual company datasets or publicly available data can provide. We believe this asset—built through every order placed, every product listed and every buying decision made across our network—represents a structural and growing competitive advantage that becomes more powerful as transaction volumes increase.

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It is this data foundation that now underpins our AI-focused product strategy. We have directed increasing research and development (“R&D”) and product investment toward user applications and agentic AI, monetising the dataset through AI-powered recommendations and predictions that support FMCG and supply chain professionals in planning, operations and sales. This includes the development of specialist AI agents—covering optimum inventory levels, economic order quantities (“EOQ”) and product mix presented to downstream customers. We believe this positions RedAI to move beyond the facilitation of trade and towards becoming the decision intelligence layer across global FMCG supply chains, where more trade is then executed on our networks.

The RedAI infrastructure has to date been sold on a consumption-based model, with transaction-based revenue charged to brands and distributors. As we transition to a more intelligence-driven product portfolio, we expect to monetise decision intelligence through a combination of subscription revenue and transactional revenue generated when trading decisions are executed across our network. The Platform enables structured data exchange across the FMCG value chain, allowing participants to move away from fragmented and manual procurement processes toward a more data driven and coordinated trading environment. By consolidating transactional and behavioural data across retailers, distributors, and brands, RedAI improves the transparency and efficiency of B2B purchasing and supply chain decision-making.

Retailers using the Platform are able to access AI-driven recommendations that assist with inventory planning and procurement decisions across large and complex product catalogues. These insights are generated through the analysis of historical and real-time purchasing behaviour, enabling faster identification of relevant products and suppliers.

Additionally, our Platform has AI and machine learning capabilities that provide our brands, distributors and retailers with trading and product insights and data to help them make better commercial decisions regarding their business operations. For example, our Platform has the capability to (1) inform retailers when they are running low on products, (2) inform distributors what other retailers in the area in which they operate are selling, and (3) inform brands and distributors the type of goods and products retailers are looking for on the Platform. We currently operate in Argentina, Brazil, Nigeria, and South Africa which are high consumer growth markets and plan to expand to additional countries in the future.

The Platform also enhances demand side visibility for brands and distributors by identifying purchasing trends and product requirements across specific retail networks and geographies. This enables suppliers to better understand localised demand signals and to engage more efficiently with relevant retail partners, improving route-to-market effectiveness.

The RedAI Infrastructure

RedAI is an intelligent infrastructure and associated products that provides FMCG manufacturers, distributors and retailers with a faster, more intuitive way to trade effectively with each other to ensure the right products reach shelves, in appropriate quantities and at the right time. Before 2025, data collection and transactional volume was centered around the Red101 retailer app and B2B marketplace technology, increasingly delivering insights and recommendations to customers via RedInsights dashboards and reports. Since 2025, we have increased our commercial focus on aggregation and monetization of the proprietary data through RedAI as a unique selling proposition in the market, such that customers value RedAI for both predictive and decision intelligence and access to our trading networks to streamline their operations. Simultaneously the dramatic impact of generative AI and its increasing transformation of software development has provided an opportunity to reimagine the RedAI user experience and development roadmap through AI native infrastructure, AI agents, Model Context Protocol (“MCP”) integrations and a more flexible infrastructure to suit the needs of enterprise customers. This has enabled the Company to begin commercializing its RedAI infrastructure through enterprise licensing and joint venture deployment structures in selected international markets, including Saudi Arabia and Türkiye. These arrangements are intended to enable regional deployment of the Company’s AI-enabled trade infrastructure while leveraging local operating expertise, distribution relationships and infrastructure requirements.

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We currently operate our Platform in what we consider the high growth consumer markets of Argentina, Brazil, Nigeria, and South Africa. As of December 31, 2025, we had approximately 996 sellers (distributors, wholesalers and brands), representing 7,910 brands, over 210,000 products listed and 65,512 retailers on our Platform. To date, we have generated our revenue from applying a transaction-based revenue on the TTV of each transaction conducted on our Platform. All revenue we receive is from the brand or distributors. Retailers on the Platform do not pay any fees on the transactions to which they are a party. The transaction-based revenue ranges from 1% to 5% of the TTV. For the year ended December 31, 2025, the average transaction-based revenue equated to approximately 1.5% of the TTV. For the year ended December 31, 2025, we had processed approximately 827,323 orders with approximately $3.2 billion in TTV. Furthermore, the decline in our Argentinian market reflects our strategic decision to reallocate capital to higher return opportunities, including our JV licensing model while the operations remain active in the country. As of January 2026, we began deploying RedAI ‘packages’ for mid-market distributors that attract a subscription fee in addition to transactional revenue, recognizing the value of our intelligence and forward operating officers in the field. In addition, our joint ventures are paying an annual fee to license the RedAI infrastructure into their markets.

Technological Capabilities

RedAI Infrastructure and Associated Product Today

The Company currently operates the following sub-branded propositions, powered by RedAI data and intelligence:

●	RedAI – the data foundation, machine learning and intelligence capabilities presented to users. Other product brands are ‘powered by’ RedAI.

●	Red101 — the Company’s retailer-facing ordering and re-order app, enabling account holders to place and pay for orders directly.

●	RedInsights — dashboards and reporting tools delivering data-driven insights and recommendations to distributor and brand customers.

●	TradeX — a bulk trading programme facilitating large-volume B2B transactions between distributors and retailers.

Together these components formed an integrated trading platform, generating revenue primarily through transaction-based fees applied to the TTV of orders conducted across RedAI.

RedAI Roadmap

The Company is in late development of a significant evolution of RedAI, which is expected to undergo a phased launch to enterprise customers first, beginning in H2 2026. The upcoming RedAI releases retain and enhance the functionality of the legacy components while introducing a new layered architecture comprising three principal components: a business application layer with initial intelligence features, powered by recently announced RAID (Realtime AI for Distribution) engine.

The business application layer is expected to dedicated functional environments across three domains, each enabling Decision Intelligence — AI-generated recommendations and insights delivered within role-based application modules:

●	RedAI Strategy — commercial intelligence across market share, product information, and retailer coverage

●	RedAI Operations — inventory optimisation, stockout prevention, and automated replenishment

●	RedAI Sales — route optimisation, upsell recommendations, and autonomous order execution support

Other product elements already announced for future release include:

RAID (Realtime AI for Distribution) was announced for launch H2 in initially contains a two-tier, learning-to-rank system, designed to deliver highly relevant product recommendations at scale across distributor networks. Trained on 3.7 million completed trade transactions, RAID has achieved accuracy levels (NDCG) that are significantly above the >80% threshold generally considered commercially impactful for ranking systems in an R&D validation. Unlike consumer recommendation engines that infer intent from behavioural signals, RAID. is trained on executed trade. RAID is designed to be exposed at the application layer to drive decisions. By embedding intelligence directly at the point of transaction, RedAI enables distributors and retailers to act on predicted outcomes, increasing average order value, improving repeat rates and optimising inventory flow in near-live trading environments. This represents a shift from backward-looking analysis to forward-looking execution.

Specialist AI Agents:

●	RedAI Inventory Agent (Distribution): expected to support inventory managers to reduce both stockouts and excess inventory by continuously monitoring inventory levels versus predicted market demand signals to recommend optimal reorder quantities and timing. By dynamically balancing economic order quantity against actual market demand, the agent’s predictive recommendations are designed to streamline trade while improving working capital efficiency and service levels across the supply chain.

●	RedAI Sales Agent (Distribution): expected to support sales teams to maximise inventory sell-out performance by identifying high-propensity buyers, recommending pricing strategies and ‘best-sold with’ product bundles. Improves performance of each salesperson by automating research steps to reducing effort on low-propensity customers, while increasing sales order value.

●	RedAI Market Planning Agent (FMCG): provide FMCG brand managers with granular visibility of market performance of branded product at category and SKU level, including competitive activity, channel dynamics, and localized growth opportunities. By surfacing actionable intelligence from across RedCloud’s trade data network, and providing recommendations for action, the agent is expected to directly support the growth of market share and competitive advantage.

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The Company expects to make additional product announcements in due course about other planned elements of the RedAI infrastructure and expects to invest in a proactive roadmap of new products and features and improvements in due course.

Recent Developments

Employment Agreement with Raju Datla

On May 14, 2026, the Company and Raju Datla entered into a formal employment agreement in connection with his position as Chief Financial Officer of the Company. Pursuant to the terms of Mr. Datla’s employment agreement with the Company’s subsidiary, RedCloud Technologies Inc., dated May 14, 2026, Mr. Datla will be paid a base salary of $425,000 per annum, which may be adjusted from time to time in the Company’s sole discretion. Mr. Datla will also be entitled to an annual cash performance bonus, based on individual achievement and Company performance goals and such additional factors as the Company may consider, under the Company’s bonus plan to senior executives, with a target of 100% of his base salary. Mr. Datla shall be granted 400,000 restricted share units per year over the next three years pursuant to the Company’s 2024 Equity Incentive Plan. Each grant with a four-year vesting schedule (25% vesting on the one-year anniversary of the grant, and the remaining 75% vesting in twelve substantially equal quarterly tranches), subject to Mr. Datla’s continued employment with the Company.

Mr. Datla is entitled to participate in the employee benefit and group insurance programs offered to similarly situated Company employees, including health insurance, subject to the eligibility requirements and other terms and conditions of such programs. To the extent health insurance is not offered by the Company, the Company will reimburse Mr. Datla for the reasonable costs of such insurance coverage. The term of employment under the agreement is indefinite and termination in most instances requires at least thirty days’ written notice by either party.

July 2025 Private Placement Deferred Warrants

On May 16, 2026, the Company issued unregistered warrants to purchase up to an aggregate of 5,294,141 ordinary shares to the Company’s largest current shareholder and a member of the board of directors, who had previously agreed to defer receipt of such warrants until the Company had received shareholder approval for the issuance of the underlying ordinary shares, in connection with the private placement consummated in July 2025.

Based solely upon information made available to us, the following table sets forth information as of May 28, 2026 regarding the beneficial ownership of our ordinary shares after giving effect to the issuance:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

●	each of our named executive officers and directors; and

●	all our executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 59,362,026 ordinary shares outstanding as of May 28, 2026.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of the date of this prospectus are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

The address of each holder listed below, except as otherwise indicated, is 50 Liverpool Street, London, EC2M 7PY.

Name of Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Ordinary Shares Beneficially Owned
Named Executive Officers and Directors
Justin Floyd (1)	2,221,412	3.70%
Raju Datla	-	* %
Soumaya Hamzaoui (2)	507,750	* %
Hans Rudolf Kunz (3)	7,735,431	12.98%
Nikolaus Senn (4)	7,633,955	12.83%
David Chung-Hua Bolocan	-	* %
Prem Parameswaran	-	* %
All directors and executive officers as a group (seven persons)	18,098,548	30.36%
5% Shareholders
Christina Byland (5)	23,895,330	40.25%

*Less than 1%.

(1)	Represents 1,587,037 ordinary shares and 634,375 options for the purchase of ordinary shares, which are exercisable within 60 days of the date of this prospectus.
(2)	Represents 507,750 options for the purchase of ordinary shares, which are exercisable within 60 days of the date of this prospectus.
(3)	Represents 7,525,431 ordinary shares held by HRK Participations SA, an entity incorporated under the laws of Luxembourg, and includes 210,000 options for the purchase of ordinary shares, which are exercisable within 60 days of the date of prospectus, held by Hans Rudolf Kunz, our Chairperson of the Board. HRK Participations SA is wholly owned by HRK Holding (HK) Ltd. (“HRK Holding”), and HRK Holding is wholly owned by Mr. Kunz.
(4)	Represents 7,498,955 ordinary shares held by Nikolaus Senn, a director of our Company, and includes 135,000 options for the purchase of ordinary shares, which are exercisable within 60 days of the date of this prospectus. The number of shares beneficially owned by Mr. Senn above excludes an aggregate of 800,000 shares issuable pursuant to warrants, which are not currently exercisable due to certain beneficial ownership limitations.
(5)	Represents 23,895,330 ordinary shares held by Christina Byland. The number of shares beneficially owned by Ms. Byland above excludes an aggregate of 9,200,000 shares issuable pursuant to warrants, which are not currently exercisable due to certain beneficial ownership limitations.

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Summary of Risk Factors

Investing in our ordinary shares involves a high degree of risk. Our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our ordinary shares. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors” in this prospectus or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information-D. Risk Factors” in our most recent Annual Report on Form 20-F, which is incorporated by reference herein:

Risks Relating to Our Platform

●	We currently rely on a single third-party cloud service provider to host or support a significant portion of our Platform, and any interruptions or delays in services from this third party could impair our Platform and harm our business.

●	Our dependency on a single cloud service provider for technology services and deployment could restrict our flexibility and deployment options, leading to overreliance on a single provider.

●	Our company faces a risk of increased latency due to cloud providers’ limited point-of-presence (“PoP”) coverage.

●	We rely on third-party mobile operating systems to make our Red 101 App available to registered users and if those systems are adversely impacted, we may not effectively operate as our usage could decline and our business, financial condition, and results of operations could be adversely affected.

●	We rely on mobile operating systems and app marketplaces to make Red 101 available to registered users and if we do not effectively operate with such app marketplaces, our usage or brand recognition could decline and our business, financial condition, and results of operations could be adversely affected.

●	We rely on software and services from third parties. Defects in, or the loss of access to, software or services from such third parties could harm our business and adversely affect the quality of our Platform.

●	We rely on third parties for our payment processing infrastructure underlying our Platform. If these third-parties become unavailable or their terms become unfavorable, our business could be adversely affected.

●	Use of AI and machine learning in our operations may present additional legal, regulatory, and social risks, which could lead to additional costs and impact our business.

Risks Related to our Financial Condition and Capital Requirements

●	We have incurred significant net losses to date and we may continue to experience significant losses in the future.

●	The reports of our independent registered public accounting firm for the fiscal years ended December 31, 2024 and 2025 contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

●	We need additional capital to sustain operations within the next month, and financing may not be available on terms favorable to us, or at all.

Risks Relating to Our Business, Strategy and Industry

●	We have experienced significant operational expansion and continued revenue growth, operational and strategic expansion, and related impacts to margin and profitability in recent periods. Such historical trends, including growth rates, may not continue in the future.

●	We have a limited history operating our business at its current scale, scope, and complexity in an evolving market and economic environment, which makes it difficult to plan for future operations and strategic initiatives, predict future results, and evaluate our future prospects and the risks and challenges we may encounter.

●	If we fail to manage and expand our relationships with brands, distributors and retailers, our business and growth prospects may suffer.

●	We are increasingly pursuing licensing, infrastructure and joint venture arrangements, which may introduce operational, commercial and execution risks.

●	Our industry is highly competitive, with well-capitalized and better-known competitors. If we are unable to compete effectively, our business and financial prospects could be adversely impacted.

●	Our expansion into new product ranges and the substantial increase in the number of products sold on our Platform may expose us to new challenges and more risks.

●	If we are unable to conduct our marketing activities more cost-effectively, our results of operations and financial condition may be materially and adversely affected.

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●	Returns on our ongoing infrastructure investments may be slower than anticipated or may not reach expected levels, and such investments may be unsuccessful, resulting in partial or total loss.

●	We depend on highly skilled personnel to grow and operate our business, and if we are unable to hire, retain, and motivate our personnel, our business may be severely disrupted.

●	Security breaches and attacks against our systems and network, and any potentially resulting breach or failure to otherwise protect confidential and proprietary information, could damage our reputation and negatively impact our business, as well as materially and adversely affect our financial condition and results of operations.

Risks Related to our Intellectual Property and Trademarks

●	We may not be able to prevent others from the unauthorized use of our intellectual property or trademarks, which could harm our business and competitive position.

●	We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

Corporate Information

Our corporate name is RedCloud Holdings plc (the “Company”). We are a public limited company organized under the laws of England and Wales and incorporated on April 15, 2024 under registered number 15647424. Our principal executive office is located at 50 Liverpool Street, London, EC2M 7PY, and our phone number is +44 (0) 207 754 3735. We maintain a website at https://redcloudtechnology.com. The references to our website are intended to be inactive textual references only. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not part of this prospectus and investors should not rely on such information in deciding whether to purchase our ordinary shares. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, DE 19711.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (which we refer to as “the Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements;

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved; and

●	exemption from complying with recently enacted “pay versus performance” reporting obligations.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.235 billion or more in annual gross revenues; (ii) the end of fiscal year 2030; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our ordinary shares held by non-affiliates exceeded $700 million on the last business day of our second fiscal quarter.

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We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

Implications of Being a Smaller Reporting Company

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, as amended, after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. GAAP;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events.

We currently rely on the “foreign private issuer exemption” with respect to the following requirements:

●	We do not follow Nasdaq Rule 5605(b) regarding independence requirements of the majority of the board of directors. Pursuant to the Companies Act 2006 (the “Companies Act”), the board of directors is not required to be comprised of a majority of independent directors.

●	We do not follow Nasdaq Rule 5620(c) regarding quorum requirements applicable to meetings of shareholders. Such quorum requirements are not required under English law. In accordance with generally accepted business practice, our amended and restated articles of association and the Companies Act provide alternative quorum requirements that are generally applicable to meetings of shareholders.

●	We do not follow Nasdaq Rule 5635(c) regarding shareholder approval requirements for the issuance of securities in connection with a share option or purchase plan that is established or materially amended or other equity compensation arrangement is made or materially amended. Pursuant to the Companies Act, we cannot allot ordinary shares or grant rights to subscribe for or to convert any security into ordinary shares in the Company without an ordinary resolution of the shareholders.

●	We do not follow Nasdaq Rule 5635(d) regarding shareholder approval requirements for the issuance of more than 20% of the outstanding ordinary shares of the issuer. Pursuant to the Companies Act, we cannot allot ordinary shares or grant rights to subscribe for or to convert any security into ordinary shares in the Company without an ordinary resolution of the shareholders.

Notwithstanding these exemptions, we will continue to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

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THE OFFERING

Ordinary Shares Outstanding prior to the Offering	59,362,026 ordinary shares

Ordinary Shares to be offered by Selling Shareholders	50,000,000 ordinary shares, consisting of:

●	up to 25,000,000 ordinary shares that we may issue to Tumim pursuant to the Tumim Purchase Agreement; and

●	up to 25,000,000 ordinary shares that we may issue to Amiens pursuant to the Amiens Purchase Agreement.

Ordinary Shares to be outstanding after this offering(1)	109,362,026 ordinary shares

Use of Proceeds	We will not receive any proceeds from the sale of the ordinary shares by the Selling Shareholders. However, we may receive gross proceeds of up to approximately $30 million in from the sale of ordinary shares to Tumim and Amiens under the ELOC Purchase Agreements. As of the date of this prospectus, we have received approximately $1.39 million of gross proceeds from the sale of 2,100,107 ordinary shares. We will not receive any cash proceeds from the issuance of the Commitment Shares (as defined below) to Tumim and Amiens under the ELOC Purchase Agreements. Any proceeds will be used for general corporate and working capital or for other purposes that the board of directors, in their good faith, deems to be in the best interest of the Company. See “Use of Proceeds.”

Nasdaq Symbol and Trading	Our ordinary shares are currently listed on Nasdaq under the symbol “RCT.”

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus and incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information-D. Risk Factors” in our most recent Annual Report on Form 20-F, which is incorporated by reference herein and the other information in this prospectus and incorporated by reference herein for a discussion of the factors you should consider carefully before you decide to invest in our ordinary shares.

(1)	The number of ordinary shares to be outstanding upon completion of this offering is based on 59,362,026 ordinary shares outstanding as of May 28, 2026, and excludes:

●	2,771,458 ordinary shares issuable upon exercise of share options, at a weighted average exercise price of $1.06 per share;

●	14,335,283 ordinary shares issuable upon exercise of warrants, at an exercise price of $0.55 per share; and

●	222,222 ordinary shares issuable upon exercise of warrants held by the underwriters in the initial public offering at an exercise price of $4.95 per share.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein contains “forward-looking statements” (as defined in Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended), that reflect our current expectations and views of future events and that involve significant risks and uncertainties. Readers are cautioned that significant known and unknown risks, uncertainties and other important factors (including those over which we may have no control and others listed in this prospectus (including the information incorporated herein) and in the “Risk Factors” section of this prospectus and in our Annual Report on Form 20-F) may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

We intend the forward-looking statements to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. You can identify some of these forward-looking statements by words or phrases such as “may,” “could,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “project,” “continue” or other similar expressions.

Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our lack of operating history;

●	our estimates regarding future revenue, expenses and needs for additional financing;

●	ineffectively competing in our industry;

●	the impact of governmental laws and regulation;

●	difficulties with certain third-party service providers we rely on or will rely on;

●	failure to maintain our corporate culture as we grow and changes in consumer recognition of our brand;

●	changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel;

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●	our ability to expand our business in the jurisdictions in which we currently operate and our ability to expand our business into new jurisdictions;

●	the continued performance of our RedAI infrastructure and its AI and machine learning capabilities;

●	our estimated revenue, net loss, OPEX and transaction based revenue;

●	our ability to retain and grow the brands, distributors and retailers on our infrastructure and associated products;

●	our ability to continue to innovate and expand our technological capabilities;

●	labor shortages, unionization activities, labor disputes or increased labor costs, including increased labor costs resulting from minimum wage increases; and

●	inadequately protecting our intellectual property or breaches of security of confidential consumer information.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or incorporated herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth or incorporated by reference herein under “Risk Factors” and elsewhere in this prospectus. The factors set forth above under “Risk Factors” and other cautionary statements made in this prospectus or incorporated by reference herein should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus or incorporated by reference herein represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus. Prior to investing in our ordinary shares, you should read this prospectus, the information incorporated by reference herein and the documents we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we currently expect. See “Where You Can Find More Information.”

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RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information-D. Risk Factors” in our most recent Annual Report on Form 20-F, which is incorporated by reference herein, and as updated by annual and other reports and documents we file with the Commission after the date of this prospectus. Please see the section of this prospectus entitled “Where You Can Find Additional Information.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, or results of operations. In such case, the trading price of our ordinary shares could decline, and you may lose some or all of your original investment.

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to Tumim, or the actual gross proceeds resulting from those sales.

On February 26, 2026, we entered into the ELOC Purchase Agreements with Tumim and Amiens, pursuant to which Tumim and Amiens have committed to purchase up to an aggregate of $30,000,000 in ordinary shares, on a pro rata basis, subject to certain limitations and conditions set forth in the ELOC Purchase Agreements. The ordinary shares that may be issued under the ELOC Purchase Agreements may be sold by us to Tumim and Amiens, on a pro rata basis, at our discretion from time to time over a period commencing on the date on which all of the conditions to our right to commence sales of our ordinary shares to Tumim and Amiens set forth in the ELOC Purchase Agreements were satisfied (“Commencement Date”) and ending on March 1, 2028.

We generally have the right to control the timing and amount of any sales of our ordinary shares to Tumim and Amiens under the ELOC Purchase Agreements. Sales of our ordinary shares, if any, to Tumim and Amiens under the ELOC Purchase Agreements will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tumim and Amiens, on a pro rata basis, all, some or no additional amount of our ordinary shares that may be available for us to sell to Tumim and Amiens pursuant to the ELOC Purchase Agreements.

Because the purchase price per share to be paid by Tumim and Amiens for the ordinary shares that we may elect to sell to them under the ELOC Purchase Agreements, if any, will fluctuate based on the market prices of our ordinary shares for each purchase made pursuant to the ELOC Purchase Agreements, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of ordinary shares that we will sell to Tumim and Amiens under the ELOC Purchase Agreements, the purchase price per share that Tumim and Amiens will pay for ordinary shares purchased from us under the ELOC Purchase Agreements, or the aggregate gross proceeds that we will receive from those purchases by Tumim and Amiens, on a pro rata basis, under the ELOC Purchase Agreements, if any.

Moreover, the ELOC Purchase Agreements provide that we may sell up to an aggregate of $30,000,000 of our ordinary shares to Tumim and Amiens, and are registering 50,000,000 ordinary shares for resale pursuant to the ELOC Purchase Agreements under this prospectus. If after the Commencement Date, we elect to sell to Tumim and Amiens, on a pro rata basis, all of the ordinary shares being registered for resale under this prospectus that are available for sale by us to Tumim and Amiens under the ELOC Purchase Agreements, depending on the market prices of our ordinary shares for each purchase made pursuant to the ELOC Purchase Agreements, the actual gross proceeds from the sale of the ordinary shares may be substantially less than the $30,000,000 total commitment available to us under the ELOC Purchase Agreements. If it becomes necessary for us to issue and sell to Tumim and Amiens under the ELOC Purchase Agreements more ordinary shares than the shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the total commitment of $30,000,000 under the ELOC Purchase Agreements, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim and Amiens of any such additional ordinary shares, which the SEC must declare effective, in each case, before we may elect to sell any additional ordinary shares to Tumim and Amiens under the ELOC Purchase Agreements.

Any issuance and sale by us under the ELOC Purchase Agreements of a substantial amount of ordinary shares in addition to the 50,000,000 ordinary shares being registered for resale by Tumim and Amiens under this prospectus could cause additional substantial dilution to our shareholders. The number of shares of our common stock ultimately offered for sale by Tumim is dependent upon the number of shares of common stock, if any, we ultimately sell to Tumim under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the ELOC Purchase Agreements, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of ordinary shares sold to Tumim and Amiens. If and when we do elect to sell ordinary shares to Tumim and Amiens, on a pro rata basis, pursuant to the ELOC Purchase Agreements, after the Selling Shareholders have acquired such shares, the Selling Shareholders may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Shareholders in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Shareholders in this offering as a result of future sales made by us to Tumim and Amiens at prices lower than the prices such investors paid for their shares in this offering.

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Issuances of our ordinary shares to the Selling Shareholders may cause substantial dilution to our existing shareholders, the issuance of the ordinary shares acquired by the Selling Shareholders could cause the price of our ordinary shares to decline, and the actual number of ordinary shares we will issue under the ELOC Purchase Agreements, at any one time or in total, is uncertain.

This registration statement of which this prospectus is a part relates to the issuance of up to an aggregate amount of up to 50,000,000 ordinary shares that we may sell to Tumim and Amiens, on a pro rata basis, from time to time prior to the 24-month anniversary of February 26, 2026. The number of shares ultimately offered for resale by the Selling Shareholders under this prospectus is dependent upon the number of ordinary shares we elect to sell to Tumim and Amiens, on a pro rata basis, under the ELOC Purchase Agreements. See “Committed Equity Financing” for more information about our obligations under the ELOC Purchase Agreements.

Depending upon market liquidity at the time, sales of our ordinary shares under the ELOC Purchase Agreements may cause the trading price of our ordinary shares to decline. After the Selling Shareholders have acquired shares under the ELOC Purchase Agreements, they may sell all, some or none of those shares. Sales to Tumim and Amiens by us, on a pro rata basis, pursuant to the ELOC Purchase Agreements under this prospectus may result in substantial dilution to the interests of other holders of our ordinary shares. The resale of a substantial number of ordinary shares by the Selling Shareholders in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. We have the right to control the timing and amount of any sales of our ordinary shares to Tumim and Amiens, and the ELOC Purchase Agreements may be terminated by us at any time at our discretion without penalty.

The extent to which we rely on Tumim and Amiens as a source of funding will depend on a number of factors, including the prevailing market price of our ordinary shares and the extent to which we are able to secure working capital from other sources.

Risks Related to our Financial Condition and Capital Requirements

We have incurred significant net losses to date and we may continue to experience significant losses in the future.

We have incurred significant net losses since our inception. We incurred net losses of $46,236,851 for the year ended December 31, 2025 and $50,715,696 for the year ended December 31, 2024. As of December 31, 2025, we had an accumulated deficit of $194,657,170.

As we have a short operating history, it is difficult for us to predict our future operating results. We will need to generate and sustain increased total transaction value (“TTV”) and revenue and manage our costs to achieve profitability. Even if we do, we may not be able to become profitable.

Our ability to achieve profitability depends in large part on our ability to scale the business across our current markets and territories, which requires adding more brands, distributors and retailers to our Platform. Additionally, we need to be able to drive operational efficiencies in our business. We also intend to continue to invest heavily for the foreseeable future in our technology systems, particularly our AI and machine learning capabilities, our sales and marketing, and our personnel. As a consequence, we are of the view that we may incur net losses for some time in the future.

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Our ability to generate profit also depends on our ability to manage our costs. We have expended and expect to continue to expend substantial financial and other resources to:

●	increase the engagement of registered users on our RedAI infrastructure and associated products (“RedAI”);

●	drive adoption of our Platform through marketing and incentives and increase awareness through brand campaigns;

●	enhance RedAI with newAI-powered infrastructure and products now coming to fruition, such as RAID (Realtime AI for Distribution), special AI agents and other functionality to maximize the value of our vast data foundation; and

●	invest in our operations to continue scaling our business to achieve and sustain long-term efficiencies.

These investments may contribute to net losses in the near term. We may discover that these initiatives are more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these expenses or realize the benefits we anticipate. Certain initiatives may also require incremental investments or recurring expenses and may not be accretive to revenue growth, margin, or profitability for a longer time period, if at all. Many of our efforts to increase revenue and manage operating costs are new and unproven given the unique and evolving complexities of our business and the evolving nature of the RedAI infrastructure. Any failure to adequately increase revenue or manage operating costs could prevent us from sustaining or increasing any future profitability. Expansion of our offerings to include new services, additional technologies, additional markets and geographic territories, may initially harm any future profitability. We may also incur higher operating expenses as we implement strategic commercial initiatives. Additionally, we may not realize, or there may be limits to, the efficiencies we expect to achieve through our efforts to scale the business, enhance the functionality of our Platform, and optimize costs such as payment processing, support for our registered users and onboarding costs.

As such, due to these factors and others described in this “Risk Factors” section and incorporated by reference herein, we may not be able to become or sustain profitability or generate profitable growth in the future. If we are unable to sustain or increase profitability, the value of our business and the trading price of our ordinary shares may be negatively impacted.

The reports of our independent registered public accounting firm for the fiscal years ended December 31, 2024 and 2025 contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited annual financial statements as of and for the years ended December 31, 2024 and December 31, 2025, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Substantial doubt about our ability to continue as a going concern may materially and adversely affect the price of our ordinary shares and we may have a more difficult time obtaining financing. Further, the perception that we may be unable to continue as a going concern may impede our ability to raise additional funds or operate our business due to concerns regarding our ability to discharge our contractual obligations.

We will need additional capital, and financing may not be available on terms favorable to us, or at all.

We believe that our current cash and cash equivalents and anticipated cash flow from operations will not be sufficient to meet our anticipated cash needs for the next 12 months and will need to raise additional capital in the next month. As of December 31, 2025, we had cash and cash equivalents of only approximately $479,000 and used approximately $37 million of cash for operating activities in the year ended December 31, 2025. Furthermore, we had a net loss from operations in 2025 of approximately $43.6 million and marketing and commissions were approximately $49 million when revenue was only $48.5 million in the year ended December 31, 2025. We may also require additional cash resources due to changed business conditions or other future developments, including any changes in our account payable policy, marketing initiatives or investments we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to obtain a credit facility or sell additional equity or debt securities. The sale of additional equity securities could result in dilution of our existing shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Our ability to obtain the necessary capital in the form of equity or debt to carry out our business plan is also subject to several risks, including general economic and market conditions, as well as investor sentiment regarding our planned business. These factors may make the timing, amount, terms and conditions of any such financing unattractive or unavailable to us. The prevailing macroeconomic environment may increase our cost of financing or make it more difficult to raise additional capital on favorable terms, if at all. If we are unable to raise sufficient capital, we may have to significantly reduce our spending and/or delay or cancel our planned activities, our operations and prospects could be negatively affected, and our business could fail.

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COMMITTED EQUITY FINANCING

On February 26, 2026, we entered into the ELOC Purchase Agreements and the associated Registration Rights Agreements (the “ELOC Registration Rights Agreements”) with Tumim and Amiens. Pursuant to the ELOC Purchase Agreements, we have the right, but not the obligation, to issue and sell to Tumim and Amiens, on a pro rata basis, up to an aggregate of $30,000,000 worth of newly issued ordinary shares, from time to time during the term of the ELOC Purchase Agreements, subject to certain conditions and limitations. The commitment amount under each ELOC Purchase Agreement is $15,000,000. Sales of ordinary shares pursuant to the ELOC Purchase Agreements, and the timing of any sales, are solely at our option and we are under no obligation to sell securities pursuant to this arrangement. Ordinary shares may be sold by us pursuant to this arrangement over a period of up to 24 months until March 1, 2028.

Upon the satisfaction of the conditions in the ELOC Purchase Agreements, including that a registration statement that the Company agreed to file with the SEC pursuant to the ELOC Registration Rights Agreements is declared effective by the SEC and a final prospectus in connection therewith is filed with the SEC (such event, the “Commencement”), the Company will have the right, but not the obligation, from time to time and at our sole discretion during the term of ELOC Purchase Agreements, to direct Tumim and Amiens, on a pro rata basis, to purchase amounts of ordinary shares as set forth in the ELOC Purchase Agreements (each, a “Share Purchase”) on any trading day, so long as, (i) at least three trading days have elapsed since the trading day on which the most recent purchase notice to purchase ordinary shares under the ELOC Purchase Agreements was delivered by us to each of Tumim and Amiens, (ii) we do not delivery a purchase notice on any trading day during the VWAP Purchase Valuation Period (as defined in the ELOC Purchase Agreements) for any prior purchase notice, (iii) at least three trading days have elapsed since the trading day on which ordinary shares were issued under Convertible Notes issued by us to 3i and Alto, (iv) all ordinary shares subject to all prior purchases by Tumim and Amiens under the ELOC Purchase Agreements have theretofore been received by Tumim and Amiens electronically as set forth in the ELOC Purchase Agreements and (v) we simultaneously deliver a purchase notice to each of Tumim and Amiens on the same terms and on a pro rata basis.

We will control the timing and amount of any sales of ordinary shares to Tumim and Amiens. Actual sales of ordinary shares to Tumim and Amiens under the ELOC Purchase Agreements will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of the ordinary shares, trading volume of the ordinary shares and determinations by us as to the appropriate sources of funding for us and our operations. The net proceeds from sales, if any, under the ELOC Purchase Agreements, will depend on the frequency and prices at which we sell ordinary shares to Tumim and Amiens.

Under each ELOC Purchase Agreements, in all instances, we may not sell ordinary shares to Tumim or Amiens under the ELOC Purchase Agreements if it would result in Tumim or Amiens, individually, beneficially owning more than 4.99% of the outstanding ordinary shares. Such limitation may be increased by the Tumim or Amiens to 9.99% in accordance with the ELOC Purchase Agreements.

Pursuant to the terms of each ELOC Registration Rights Agreement, we have agreed to file with the SEC a registration statement on Form F-1 to register for resale under the Securities Act the ordinary shares that may be issued to Tumim and Amiens under its ELOC Purchase Agreements within thirty (30) calendar days following the date of the ELOC Registration Rights Agreements. Pursuant to each ELOC Registration Rights Agreement, we are required to use commercially reasonable efforts to have such registration statement declared effective by the SEC within the time period set forth in the ELOC Registration Rights Agreements.

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The ELOC Purchase Agreements and the ELOC Registration Rights Agreements contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Each ELOC Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the next month following the 24-month anniversary of the date of the ELOC Purchase Agreement, (ii) the date on which Tumim and Amiens, respectively, shall have purchased the total commitment worth of ordinary shares, (iii) the date on which the ordinary shares shall have failed to be listed or quoted on Nasdaq or any other eligible market, (iv) thirty (30) trading days after we commence a voluntary bankruptcy proceeding or any person commences a proceeding against us, or (v) the date on which a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors. We have the right to terminate each ELOC Purchase Agreement at any time after Commencement, at no cost or penalty, upon five (5) trading days’ prior written notice to Tumim and Amiens. Neither us nor Tumim or Amiens may assign or transfer their rights and obligations under the ELOC Purchase Agreements or the ELOC Registration Rights Agreements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares by the Selling Shareholders. However, we may receive gross proceeds of up to approximately $30 million in from the sale of ordinary shares to Tumim and Amiens under the ELOC Purchase Agreements. As of the date of this prospectus, we have received gross proceeds of approximately $1.39 million from the sale of 2,100,107 ordinary shares pursuant to the ELOC Purchase Agreements. Any proceeds will be used for general corporate and working capital or for other purposes that the board of directors, in their good faith, deems to be in the best interest of the Company.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders will offer ordinary shares at the prevailing market prices or privately negotiated price.

The offering price of our ordinary shares by the Selling Shareholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our ordinary shares will trade at market prices in excess of the offering price as prices for ordinary shares in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Our ordinary shares are currently listed on Nasdaq under the symbols “RCT”. The last reported sale price of our ordinary shares on Nasdaq on May 29, 2026 was $0.67 per ordinary share.

Holders of Record

As of May 28, 2026, we had approximately two (2) holders of record of our ordinary shares.  Because many of our ordinary shares are held by brokers and other institutions on behalf of shareholders, this number is not indicative of the total number of shareholders represented by these shareholders of record.

Dividends

We have not declared or paid dividends to shareholders since inception and do not plan to pay cash dividends in the foreseeable future. We currently intend to retain earnings, if any, to finance our growth.

Issuer Purchases of Equity Securities

None.

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Description of SECURITIES TO BE REGISTERED

General

RedCloud Holdings plc was incorporated as a public limited company on April 15, 2024 organized under the laws of England and Wales under registered number 15647424. Our registered office is at 50 Liverpool Street, London EC2M 7PY. The principal legislation under which we operate and our shares are issued is the Companies Act.

Ordinary Shares

As of May 28, 2026, 59,362,026 ordinary shares were issued and outstanding. Each ordinary share has a nominal value of £0.002 per share. Each issued and outstanding ordinary share is fully paid. There is no limit to the number of ordinary shares that we are authorized to issue, as the concept of authorized capital is no longer applicable under the provisions of the Companies Act. Each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally. The holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders. There are no conversion rights, redemption provisions or sinking fund provisions relating to any ordinary shares. See “Articles of Association” below for additional information.

We are not permitted under English law to hold our own ordinary shares unless they are repurchased by us and held in treasury. We do not currently hold any of our own ordinary shares.

See “Item 10. Additional Information” in our most recent Annual Report on Form 20-F for more information regarding our share capital, Articles of Association and Other United Kingdom Law Considerations.

Differences in Corporate Law

The applicable provisions of the Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to English law and Delaware law.

	England and Wales	Delaware
Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided at least 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on Board of Directors	Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

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	England and Wales	Delaware
Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period beginning with the day following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of shareholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Under Delaware law, special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under the Companies Act, at least 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. At least 14 clear days’ notice is required for any other general meeting. Both such notice periods are subject to a company’s articles of association providing for a longer period. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting. The notice of a general meeting must state the place, date and time of the meeting and the general nature of the business to be dealt with at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the shareholders must be given to each shareholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of shareholders, a shareholder may designate another person to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Pre-emptive Rights	Under the Companies Act, “equity securities,” being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot	Under the Companies Act, the directors of a company must not allot shares or grant of rights to subscribe for or to convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

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	England and Wales	Delaware
Liability of Officers and Directors

Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is not convicted); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its shareholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

● any breach of the director’s duty of loyalty to the corporation or its shareholders;

● acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

● intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

● any transaction from which the director derives an improper personal benefit.

Voting Rights

Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attached to any shares in the company held as treasury shares); or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right (excluding shares in the company conferring a right to vote on the resolution which are held as treasury shares). A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each shareholder is entitled to one vote for each share of capital stock held by such shareholder.

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	England and Wales	Delaware
Shareholder Vote on Certain Transactions

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

● the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

● the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

● the approval of the board of directors; and

● approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors

Under English law, a director owes various statutory and fiduciary duties to the company, including:

● to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

● to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

● to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

● to exercise independent judgment;

● to exercise reasonable care, skill and diligence;

● not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and

● to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the shareholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Shareholder Suits	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s actual or proposed act or omission involving negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

Under Delaware law, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

● state that the plaintiff was a shareholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

● allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

● state the reasons for not making the effort.

Additionally, the plaintiff must remain a shareholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale by the Selling Shareholders of up to 50,000,000 of our ordinary shares consisting of: (a) up to 25,000,000 ordinary shares that we may issue to Tumim pursuant to the Tumim Purchase Agreement and (b) up to 25,000,000 ordinary shares that we may issue to Amiens pursuant to the Amiens Purchase Agreement. For additional information regarding our ordinary shares included in this prospectus, see the section titled “Committed Equity Financing” above. We are registering our ordinary shares included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with the Selling Shareholders on February 26, 2026, in order to permit the Selling Shareholders to offer the ordinary shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the ELOC Purchase Agreements, the Registration Rights Agreements, the Selling Shareholders have not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Shareholders” means Tumim Stone Capital LLC and Amiens Technology Investments LLC, collectively.

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The table below presents information regarding the selling shareholder and our ordinary shares that may be resold by the selling shareholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholders, and reflects holdings as of May 28, 2026. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of our ordinary shares being offered for resale by the Selling Shareholders under this prospectus. The Selling Shareholders may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Shareholders will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between the Selling Shareholders and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our ordinary shares being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes our ordinary shares with respect to which the Selling Shareholders have sole or shared voting and investment power. The percentage of our ordinary shares beneficially owned by the Selling Shareholders prior to the offering shown in the table below is based on an aggregate of 59,362,026 our ordinary shares outstanding on May 28, 2026. The fourth column assumes the resale by the Selling Shareholders of all of our ordinary shares being offered for resale pursuant to this prospectus.

Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to Offering(1)(2)	Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus(1)	Number of Shares Owned After Offering	Percentage Owned After Offering(3)
Tumim Stone Capital LLC(4)(6)	0	25,000,000	0	0%
Amiens Technology Investments LLC(5)(7)	0	25,000,000	0	0%

(1) The number of shares is based upon the number of ordinary shares held by each Selling Shareholders holder on the books and records of the company and its transfer agent.

(2) Applicable percentage ownership is based on 59,362,026 our ordinary shares outstanding as of May 28, 2026.

(3) Assumes the sale of all our ordinary shares being offered for resale pursuant to this prospectus.

(4) The business address of Tumim Stone Capital LLC is 2 Wooster Street, 2nd Floor, New York, NY 10013. Tumim Stone Capital LLC’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, which is the sole member of Tumim Stone Capital LLC, and has sole voting control and investment discretion over securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP. 3i Management, LLC is also the manager of Tumim Stone Capital LLC. None of Mr. Tarlow, 3i Management, LLC, 3i, LP or Tumim Stone Capital LLC is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Tarlow as to beneficial ownership of the securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP.

(5) The business address of Amiens Technology Investments LLC is c/o Ayrton Capital LLC, 55 Post Rd West, 2nd Floor, Westport, CT 06880. Ayrton Capital LLC, the investment manager to Amiens Technology Investments LLC, has discretionary authority to vote and dispose of the shares held by Amiens Technology Investments LLC and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Amiens Technology Investments LLC. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares.

(6) In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Tumim Stone Capital LLC may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Tumim Stone Capital’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, VWAP Purchases of our ordinary shares under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any our ordinary shares to Tumim Stone Capital LLC to the extent such shares, when aggregated with all other our ordinary shares then beneficially owned by Tumim Stone Capital LLC, would cause Tumim Stone Capital LLC’s beneficial ownership of our ordinary shares to exceed the 4.99% Beneficial Ownership Limitation. The Beneficial Ownership Limitation may not be amended or waived under the Purchase Agreement.

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(7) In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Amiens Technology Investments LLC may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Amiens Technology Investments LLC’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, VWAP Purchases of our ordinary shares under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any our ordinary shares to Amiens Technology Investments LLC to the extent such shares, when aggregated with all other our ordinary shares then beneficially owned by Amiens Technology Investments LLC, would cause Amiens Technology Investments LLC’s beneficial ownership of our ordinary shares to exceed the 4.99% Beneficial Ownership Limitation. The Beneficial Ownership Limitation may not be amended or waived under the Purchase Agreement.

PLAN OF DISTRIBUTION

Our ordinary shares offered by this prospectus are being offered by the Selling Shareholders. The shares may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the ordinary shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our ordinary shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Shareholders have informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our ordinary shares that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Shareholders have informed us that each such broker-dealer will receive commissions from the Selling Shareholders that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our ordinary shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the selling shareholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our ordinary shares sold by the selling shareholder may be less than or in excess of customary commissions. Neither we nor the selling shareholder can presently estimate the amount of compensation that any agent will receive from any purchasers of our ordinary shares sold by the selling shareholder.

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We know of no existing arrangements between the selling shareholder or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our ordinary shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Shareholders, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Shareholders, any compensation paid by the Selling Shareholders to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our ordinary shares covered by this prospectus by the Selling Shareholders. As consideration for its irrevocable commitment to purchase our ordinary shares under the ELOC Purchase Agreements, we have issued to Tumim Stone Capital 144,230 Ordinary Shares as Commitment Shares and Amiens Technology Investments LLC 144,230 Ordinary Shares as Commitment Shares. We also have agreed to reimburse the Selling Shareholders for the fees and disbursements of its counsel, payable upon execution of the Purchase Agreement, in an amount not to exceed $70,000.

We also have agreed to indemnify the Selling Shareholders and certain other persons against certain liabilities in connection with the offering of our ordinary shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Shareholders have agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Shareholders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $220,000.

The Selling Shareholders have represented to us that at no time prior to the date of the ELOC Purchase Agreements have Tumim and Amiens or their agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our ordinary shares or any hedging transaction, which establishes a net short position with respect to our ordinary shares. Tumim and Amiens have agreed that during the term of the ELOC Purchase Agreements, neither Tumim or Amiens, nor any of their agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the selling shareholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all our ordinary shares offered by this prospectus have been sold by the selling shareholder.

Our ordinary shares are currently listed on the Nasdaq Capital Market under the symbol “RCT”.

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EXPENSES OF THE OFFERING

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fee payable to the Securities and Exchange Commission.

Expenses	Amount
SEC registration fee	$4,281.10
Legal fees and expenses	$192,757.90
Accounting fees and expenses	$20,000.00
Total	$217,039.00

EXPERTS

The financial statements of RedCloud Holdings plc as of December 31, 2025, and for the year ended December 31, 2025, incorporated by reference in this prospectus, have been so incorporated in reliance upon the report of PKF Littlejohn LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The financial statements of RedCloud Holdings plc as of December 31, 2024, and for the year ended December 31, 2024, incorporated by reference in this prospectus, have been so incorporated in reliance upon the report of Turner, Stone & Company, L.L.P., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of our ordinary shares and other legal matters concerning this offering relating to the laws of England and Wales will be passed upon for us by Taylor Wessing LLP, United Kingdom. Certain legal matters in connection with this offering relating to U.S. federal law will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We will be incorporated under the laws of England and Wales. All of our directors and officers of are residents of jurisdictions outside the United States. Our corporate headquarters is located in the United Kingdom and all or a substantial portion of our assets, and all or a substantial portion of the assets of our directors and officers, are located outside of the United States. As a result, it may be difficult for you to serve legal process on us or our directors or have any of them appear in a U.S. court.

We have appointed Donald J. Puglisi of Puglisi & Associates as our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction arising out of or based upon the securities offered by this prospectus.

The United States and the United Kingdom have not agreed to a treaty (or convention) providing for the reciprocal recognition and enforcement of judgments (although both are contracting states to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards). As such, we understand that in England it may not be possible to bring proceedings or enforce a judgment of a U.S. court in respect of civil liabilities based solely on the federal securities laws of the United States. A new claim will have to be issued in the English court with the U.S. judgment as its basis. The English court will then consider whether to order that the decision of the U.S. court be enforced. In deciding this, it will consider in particular whether the U.S. judgment is final and binding, for a monetary sum and whether the U.S. court had jurisdiction to hear the dispute in the first place. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England. An award of damages is usually considered to be punitive if it does not seek to compensate the claimant for loss or damage suffered and is instead intended to punish the defendant.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the ordinary shares offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are required to file annual reports, six-month reports and other information with the SEC pursuant to the Exchange Act as applicable to foreign private issuers. These reports and other information will be available on the website of the SEC referred to above.

We also maintain a website at https://redcloudtechnology.com/, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus incorporates by reference the following documents:

●	our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the Commission on May 15, 2026; and

●	our Reports on Form 6-K filed with the Commission on February 27, 2026, March 10, 2026, April 10, 2026 and April 14, 2026.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing or telephoning us at the following address:

RedCloud Holdings plc

50 Liverpool Street

London, EC2M 7PY, United Kingdom

Tel: +44 (0) 207 754 3735

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RedCloud Holdings plc

Up to 50,000,000 Ordinary Shares

PROSPECTUS

    , 2026

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

The Company’s articles of association provide that, subject to the Companies Act, every person who is at any time a director or other officer of the Company may be indemnified out of the assets of the Company against all liabilities incurred by them in performing their duties or the exercise of their powers or otherwise in relation to such company. Generally, under the Companies Act, a company may not indemnify its directors against personal liability covering: liability to the company in cases where the company sues the director (i.e., only liability to third parties can be the subject of an indemnity); liability for fines for criminal conduct or fines imposed by a regulator; or other liabilities, such as legal costs, in criminal cases where the director is convicted, or in civil cases brought by the company where the final judgment goes against the director.

The Company’s articles of association also provide that, subject to the provisions of the Companies Act, the board of directors shall have power to purchase and maintain insurance at the expense of the Company for or for the benefit of any persons who are or were at any time directors, officers or employees of the Company, against any liability incurred by such persons in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the Company arising out of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company.

The Company will enter into a deed of indemnity with each of its directors and officers. Except as prohibited by applicable law, these deeds of indemnity may require the Company, among other things, to indemnify its directors and officers for certain liabilities, costs, charges, expenses, judgments, settlements, compensation and other awards, damages and losses (including any direct, indirect or consequential losses and all interest, penalties, fines, taxes and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) incurred by such directors and officers in any acts or omissions while in the course of acting or purporting to act as a director or officer of the Company or any subsidiary undertaking of the Company which otherwise arises by virtue of the director or holding or having held such a position.

Item 7. Recent Sales of Unregistered Securities

During the last three years, RedCloud Holdings plc has not issued unregistered securities to any person, except as described below.

On April 15, 2024, RedCloud Holdings plc issued one ordinary share of £0.001 each and one redeemable preference share of £49,999.999 each to HRK Participations SA.

On July 3, 2025, RedCloud Holdings plc entered into a securities purchase agreement with certain institutional and accredited investors, including the Company’s largest current shareholder, and a member of the Board, to purchase 9,000,000 of its ordinary shares and accompanying warrants to purchase 18,000,000 ordinary shares at a combined purchase price of $1.50 per ordinary share and accompanying warrants in a private placement. The Company received aggregate gross proceeds of $13.5 million before deducting placement agent fees and other private placement expenses. The private placement closed on July 8, 2025.

On May 16, 2026, the Company issued unregistered warrants to purchase up to an aggregate of 5,294,141 ordinary shares to the Company’s largest current shareholder and member of the Board, in satisfaction of the agreement to defer receipt of such warrants in connection with the private placement that closed on July 8, 2025.

The Company’s largest current shareholder and member of the board of directors that participated in the private placement have deferred receipt of accompanying warrants to purchase an aggregate of 5,294,141 ordinary shares until the Company has received shareholder approval for the issuance of the underlying ordinary shares issuable upon exercise of the deferred warrants, resulting in the immediate issuance of warrants to purchase 12,705,859 Ordinary Shares at the closing of the private placement.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

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Item 8. Exhibits and Financial Statement Schedules.

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description of Document
3.1	Articles of Association of RedCloud Holdings plc, adopted on December 9, 2024 (incorporated by reference to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 27, 2025)
4.1	Form of Senior Convertible Note, dated February 27, 2026 (incorporated by reference to Exhibit 4.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on February 27, 2026)
4.2	Form of Representative’s Warrant (incorporated by reference to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 27, 2025)
4.3	Form of Warrant, dated July 8, 2025 (incorporated by reference to the Company’s Registration Statement on Form 6-K filed with the SEC on July 9, 2025)
5.1*	Opinion of Taylor Wessing LLP
10.1	Form of Ordinary Shares Purchase Agreement, dated February 26, 2026 (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on February 27, 2026)
10.2	Form of Note Securities Purchase Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on February 27, 2026)
10.3	Form of Equity Line of Credit Registration Rights Agreement, dated February 26, 2026 (incorporated by reference to Exhibit 10.3 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on February 27, 2026)
10.4	Form of Note Registration Rights Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on February 27, 2026)
10.5	Form of Securities Purchase Agreement, dated July 3, 2025(incorporated by reference to the Company’s Registration Statement on Form 6-K filed with the SEC on July 9, 2025)
10.6+	Form of Service Agreement with Mr. Justin Floyd (incorporated by reference to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 27, 2025)
10.7+	Form of Service Agreement with Ms. Soumaya Hamzaoui (incorporated by reference to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 27, 2025)
10.8+	Form of Option Exchange Agreement (incorporated by reference to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 27, 2025)
10.9+	2024 Equity Incentive Plan (incorporated by reference to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 27, 2025)
10.10+	Form of RTL Enterprise Management Incentive Plan (incorporated by reference to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 27, 2025)
10.11+	Form of RTL Share Option Plan for Contractors (incorporated by reference to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 27, 2025)
10.12+	Form of Non-Executive Director Offer Letter (incorporated by reference to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 27, 2025)
10.13+	Form of Director Offer Letter with Prem Parameswaran (incorporated by reference to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 27, 2025)
10.14†+	Employment Agreement with Raju Datla
21.1	Subsidiaries of RedCloud Holdings plc (incorporated by reference to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 27, 2025)
23.1*	Consent of PKF Littlejohn LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Turner, Stone & Company, L.L.P., Independent Registered Public Accounting Firm
23.3*	Consent of Taylor Wessing LLP (contained in Exhibit 5.1)
24.1*	Powers of Attorney
107*	Filing Fee Table

*	Filed herewith.
†	Certain portions of this exhibit (indicated by “[*]”) have been omitted pursuant to Item 601(b)(10)(iv). The Company hereby agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.
+	Denotes management contract or compensatory plan or arrangement.

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Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

(d)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 2, 2026.

RedCloud Holdings plc

By:	/s/ Justin Floyd
Name:	Justin Floyd
Title:	Chief Executive Officer and Director

KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Justin Floyd as his true and lawful attorney-in-fact and agent, with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Justin Floyd	Chief Executive Officer and Director	June 2, 2026
Justin Floyd	(Principal Executive Officer)

/s/ Raju Datla	Chief Financial Officer	June 2, 2026
Raju Datla	(Principal Financial and Accounting Officer)

/s/ Soumaya Hamzaoui	Chief Product and Commercial Officer and Director	June 2, 2026
Soumaya Hamzaoui

/s/ Hans Rudolf Kunz	Chairperson of the Board of Directors	June 2, 2026
Hans Rudolf Kunz

/s/ Dr. Nikolaus Senn	Director	June 2, 2026
Dr. Nikolaus Senn

/s/ Prem Parameswaran	Director	June 2, 2026
Prem Parameswaran

/s/ David Chung-Hua Bolocan	Director	June 2, 2026
David Chung-Hua Bolocan

/s/ Dr. Mustafa Ergen	Director	June 2, 2026
Dr. Mustafa Ergen

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SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of RedCloud Holdings plc has signed this registration statement on June 2, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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